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FOR IMMEDIATE RELEASE
---------------------


                       PEGASUS COMMUNICATIONS CORPORATION
           ANNOUNCES PRIVATE OFFERING OF $100 MILLION OF SENIOR NOTES


         RADNOR, PA October 8, 1997 -- Pegasus Communications Corporation (Nasdaq: PGTV) announced today that it is privately offering approximately $100 million of senior notes. The Company commenced the offering today and anticipates using the proceeds of the offering to finance DBS acquisitions and repay borrowings under an existing credit facility. The terms of the offering have not been finalized. The securities being offered in the private offering will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

         In connection with the offering, Pegasus would reorganize its DBS operating subsidiaries as subsidiaries of Pegasus Media & Communications, Inc., a wholly-owned subsidiary of Pegasus, and would consolidate its existing credit facilities into a new single $180 million credit facility.

         Pegasus Communications Corporation operates in two growing areas of television - direct broadcast satellite television (DBS) and broadcast televison
(TV). In DBS, Pegasus Satellite Television is the largest independent provider of DIRECTV services in the US. Pegasus owns the exclusive right to provide DIRECTV to approximately 2.3 million households in 27 states and serves approximately 126,000 DBS subscribers, giving effect to pending acquisitions. Pegasus Broadcast Television operates eight TV stations serving approximately
1.9 million households in six TV markets, giving effect to the pending launch of two TV stations. Pegasus' TV stations are affiliated with FOX, UPN and WB. Pegasus also serves approximately 42,000 cable subscribers in New England and Puerto Rico.

         This press release contains information about pending transactions,and there can be no assurance that these transactions will be completed.

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For further information, contact:            Robert N. Verdecchio, CFO
---------------------------------            Pegasus Communications Corporation
                                             610-341-1801